Exhibit 99.2

Under Armour: First Quarter 2011 Earnings Call, April 26, 2011 (Brad Dickerson)

Thanks, Kevin. With Kevin having taken you through some highlights and strategies for our business, I would now like to spend some time discussing our first quarter financial results and updated 2011 guidance.

Our net revenues for the first quarter of 2011 increased 36% to $313 million, reflecting momentum in both our Apparel and Direct-to-Consumer businesses.

Apparel grew 34% to $230 million during the quarter. Category strength was once again broad-based across each of our Men’s, Women’s, and Youth categories. Our Training category continues to lead the way, accounting for nearly half of our net revenues growth. Included in our Training category was the launch of our Charged Cotton product in March. Overall in 2011, we expect a mid-single-digit total growth contribution from Charged Cotton off of our 2010 net revenues base.

Our Direct-to-Consumer net revenues increased 53% for the quarter, representing 20% of net revenues compared to 18% in the prior year’s period. We opened nine new Factory House stores during the first quarter, increasing our Factory House store base to 63, up from 39 locations at the end of last year’s first quarter. We expect approximately 16 additional Factory House stores to open in 2011, bringing our total door count by year end to 79. Our Ecommerce business also remains robust as we continue to capture higher traffic and take deliberate steps to drive conversion.

Footwear net revenues during the first quarter increased 20% to $51 million from $43 million last year. Growth was predominantly driven by new basketball offerings and strong performance in slides. While our expectations for footwear growth in 2011 are unchanged, we now see the majority of growth balanced between the second and third quarters compared to the second quarter concentration indicated on our last call.

Accessories net revenues during the first quarter increased 213% to $24 million from $8 million last year, reflecting the addition of our hats and bags business which we brought in-house in January.

International net revenues increased 22% to $17 million in the first quarter and represented approximately 5% of total net revenues.

First quarter gross margins were 46.4% compared with 46.9% in the prior year’s quarter. We had several factors contributing to the 50 basis point gross margin contraction:

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First, higher footwear sourcing costs negatively impacted margins by approximately 100 basis points. In offset to this, we experienced lower footwear sales returns and markdown reserves positively impacting margins by approximately 40 basis points.

•	Second, less favorable apparel product mix negatively impacted margins by approximately 50 basis points

•	Third, we continue to generate a higher percentage of net revenues from our higher-margin Direct-to-Consumer business, positively impacting margins by approximately 60 basis points.

Selling, general and administrative expenses as a percentage of net revenues decreased to 39.6% in the first quarter of 2011 compared with 41.0% in the prior year’s period. Details around our four SG&A buckets are as follows:

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First, Marketing costs declined to 13.3% of net revenues for the quarter from 13.6% in the prior year period. During the quarter, we incurred incremental marketing expenses related to the Auburn Tigers National Championship game. However, overall costs were lower than planned given a shift in timing of approximately $2 million related to retail marketing spend for Charged Cotton from the first quarter to the second quarter.

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Second, Selling costs increased to 8.9% of net revenues for the quarter from 8.6% in the prior year period, primarily driven by the continued expansion of our Factory House stores, which as we have said, carry better gross margins but also incur higher SG&A expense as a percentage of revenue.

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Third, Product Innovation and Supply Chain costs decreased to 9.3% of net revenues from 9.6% last year. We continue to invest in these areas to support our long-term growth, but were able to show modest leverage given our top line strength.

•	Finally, Corporate Services decreased to 8.1% of net revenues compared to 9.2% in the prior year period as we leveraged corporate personnel and facility expenses.

Operating income during the first quarter grew nearly 56% to $21 million compared with $14 million in the prior year. Operating margin expanded 90 basis points to 6.8% from 5.9% in the prior-year quarter.

Our first quarter tax rate of 39.5% compared favorably to 42.0% in the prior year period. We continue to expect our full year effective tax rate to approximate 40.0%.

Our resulting net income in the first quarter increased 69% to $12 million compared with $7 million in the prior year period. First quarter diluted earnings per share increased 64% to $0.23 compared with $0.14 in the prior year.

Now shifting over to the balance sheet. Total cash and cash equivalents at quarter-end decreased 33% to $111 million compared with $166 million at March 31, 2010. We have no borrowings outstanding on our new $300 million revolving credit facility, which we recently expanded from $200 million.

Inventory at quarter-end increased 68% year-over-year to $249 million compared to $148 million at March 31, 2010. As we indicated on our last earnings call, we expected inventory growth during the first and second quarters of 2011 to exceed the 45% growth experienced at year end. Two notable factors contributed to our inventory growth during the quarter:

•	the transition of our hats and bags business in-house, and

•	as discussed on our last earnings call, an earlier planned build of our ColdGear apparel for the 2011 Fall/Winter season.

Excluding these two factors, inventory would have increased approximately 45% versus the prior year, a position that reflects our efforts to better service anticipated demand. We will provide more detail on our inventory positioning shortly.

Accounts receivable at quarter-end increased 48% year-over-year to $163 million compared to $110 million at March 31, 2010. This increase was largely based on the timing of our wholesale apparel shipments, which were concentrated toward the end of our first quarter.

Our investment in capital expenditures was approximately $12 million for the first quarter. We are now planning capital expenditures for 2011 in the range of $45 to $50 million, up from our prior guidance of $40 to $45 million, partially reflecting incremental in-store marketing initiatives with key retail partners. In addition to our normal operating capital expenditures plans and as previously disclosed, we have an agreement to purchase the Tide Point office complex, home of our corporate headquarters here in Baltimore. We now expect this deal to close in May, subject to certain closing conditions, at a purchase price of $60.5 million.

Now moving onto our updated outlook for 2011. Previously, we anticipated 2011 net revenues of $1.33 billion to $1.35 billion, an increase of 25% to 27% over 2010, and 2011 operating income of $143 million to $147 million, an increase of 27% to 31% over

2010. Given our current visibility, we are raising this full year 2011 outlook. We now anticipate 2011 net revenues in the range of $1.37 billion to $1.39 billion, an increase of 29% to 31% over 2010, and 2011 operating income in the range of $149 million to $153 million, an increase of 33% to 36% over 2010. Our current guidance implies full year operating margins of between 10.9% to 11.0%, leveraging 30 to 40 basis points from the 10.6% level achieved in 2010.

Below the operating line, we continue to see an effective tax rate of approximately 40.0% in 2011, although as discussed on our last call, there may be opportunities to capture certain tax credits throughout the year enabling us to improve on this rate. Finally, we anticipate fully diluted weighted average shares outstanding of approximately 52.5 million to 52.7 million for 2011, a slight increase over our prior guidance of 52.3 million to 52.5 million.

We would also like to provide some additional color around our outlook for 2011.

First with respect to gross margins. Our visibility around 2011 gross margins and the puts and takes remain relatively the same from our last earnings call. The transition of our hats and bags business from a licensing model to in-house, although accretive to operating income dollars in 2011, will negatively impact gross margins, as will near-term challenges around apparel and footwear sourcing costs. These gross margin pressures will be partially offset by the continued strong growth in our higher margin Direct-to-Consumer business.

From a seasonality view, we continue to expect the largest year over year decline in gross margins to occur in Q2 and Q3, with a modest improvement to gross margins year over year in Q4. We anticipate full year 2011 gross margins will be down approximately 100 basis points from 2010.

We also want to provide some early insight into 2012 gross margins, where we continue to evaluate product costing and pricing. We are facing the same challenges as the rest of the industry, where near-term input cost pressures have intensified for both cotton and oil-based synthetics. As a result, in addition to select retail price increases in Fall/Winter 2011, we are looking at more broad-based pricing increases commencing in spring 2012 to help mitigate some of these pressures. We believe our premium value position in apparel gives us unique opportunity to mitigate much of these pressures. In addition, similar to 2011, we anticipate our continued growth in our higher margin Direct-to-Consumer business will also play a part in offsetting product cost pressures. We will give updates to our progress as we get more visibility into 2012.

Now some additional color on SG&A:

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As we previously mentioned, we shifted approximately $2 million of retail marketing spend for Charged Cotton from the first quarter to the second quarter. We continue to expect a higher weighting of Marketing costs in the first half of 2011 as compared to 2010.

•	Given the cadence of new Factory House openings, we would also expect modestly more pressure in Selling costs in the first half of 2011 compared to the second half of the year.

•	As experienced in the first quarter, Corporate Services expense leverage is expected to be the primary driver of improved operating margins in 2011.

Regarding inventory, the same factors that impacted the first quarter, carrying ColdGear apparel into the Fall/Winter 2011 season and the transition of our hats and bags business, will continue to impact inventory levels the next two quarters.

In addition to these two items, our ongoing efforts to manage inventory effectively must be balanced with our desire to meet consumer demand. Over the last few years we have discussed many investments in systems and technology designed to achieve this balance. Although we expect these investments to be a significant part of improving inventory turn efficiency over the longer term, we must be careful in our expectations of how quickly this will occur, especially in balancing this with service levels with our customers. We believe in the near term, a forward inventory turn of 3 times and a 90-95% fill-rate are realistic goals for our team.

If we look back to the first half of 2010, our forward inventory turns were well above a 3 times turn rate. In Q2 of 2010, they jumped as high as 3.6 times and as we discussed last year, our fill rates became challenged. To put it more simply, in the front half of 2010, we believe we were under-inventoried to meet demand. This led to our decision to start making incremental inventory investments in the second half of 2010 which have continued into the first half of 2011. Included in these investments are greater positions in core auto replenishment inventory, or safety stock, and also higher levels of seasonal product. Regarding seasonal product, we feel this gives us greater ability to meet anticipated demand, with the backdrop of an efficient and highly profitable Factory House closeout vehicle, which will approach 80 doors by year end.

With all of these factors taken into consideration for inventory, we expect the year-over-year inventory growth rate will peak in the second quarter before moving more in line with our net revenues growth in both the third and fourth quarters.

We also wanted to provide a few comments on our business in Japan with our licensing partner Dome. As a reminder, we receive a royalty payment from this $100 million plus business, which equated to less than 1% of our net revenues in 2010. While revenues, and thus our royalty, improved significantly in the first quarter, the environment has clearly changed since the March earthquake and tsunami. Our thoughts are with the people of Japan, and with our friends and partners at Dome. We will continue to work closely with them to monitor the impact to their business and our royalty revenue.

In summary, demand for our Brand remains robust and we are off to a great start in 2011. While unprecedented sourcing challenges present a greater challenge to the industry through 2012, we believe that we can deliver strong top line performance while improving our operating margin rate – which we see as a compelling combination in this environment.

Forward Looking Statements

Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; changes in consumer preferences or the reduction in demand for performance apparel, footwear and other products; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.